Exhibit 99(a)

news release
—AT THE COMPANY—
Lynn Afendoulis, Director, Corporate Communications
616/365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 17, 2007

Universal posts net sales increase for third quarter despite impact of housing market
Company sees double-digit increases in sales to three of four markets

GRAND RAPIDS, Mich., October 17, 2007 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced results for the third quarter of 2007 including net sales of $678.4 million, an increase of $5.5 million over net sales of $672.9 million for the same period of 2006. Net earnings were $11.3 million, down from $17.7 million for the third quarter of 2006. Diluted earnings per share for the quarter were $0.59, down from $0.91 for the same period last year.

While Universal saw double-digit sales increases in three of its four markets, the drop in the housing market continued to have broad impact, especially in hard-hit areas like California, Colorado and Florida, and was responsible for the Company’s decline in earnings.

“We’re focused on building market share, managing our working capital, reducing costs, and enhancing our balance of business by adding new products and exploring new areas for growth. We’re also seeing promising opportunities to grow our business with new customers and markets, and we’re achieving positive results from our continuous improvement initiatives,” said President and CEO Michael B. Glenn. “By focusing on these objectives, we’re positioning ourselves well for the market’s return to strength.”

By market, Universal posted the following gross sales results for the third quarter:

•	$268.0 million in Do-It-Yourself/retail (DIY), an increase of 11.2% over 2006;

•	$158.9 million in site-built construction, a decrease of 24.0% from 2006;

•	$156.6 million in industrial, an increase of 10.2% over 2006; and

•	$109.7 million in manufactured/modular housing, an increase of 18.2% over 2006.

Sales increases in DIY, industrial and manufactured housing were due to market share gains. The decline in site-built sales was due to a severe drop in housing starts coupled with intense price competition, which affected profitability. The lumber market had little impact on sales levels for the quarter.

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Universal Forest Products, Inc.

The Company continues to diversify its product mix and strengthen its market position by targeting the following areas:

•	Selling components and building materials into multi-family and light-commercial construction;

•	Increasing penetration with national customers in the industrial market;

•	Concrete forming products for high-rise buildings, bridges, parking garages, stadiums and other large structures;

•	The successful integration of Banks Lumber, a significant manufactured housing supplier that Universal acquired in late 2006. Universal is well-positioned for a rebound in that market; and

•	Increased sales of consumer products, including composite decking and railing products and a strong portfolio of accessories such as post caps, decorative balusters and lattice. In addition, with 23 treating plants nationwide, Universal continues to be the leading supplier of pressure-treated lumber to retailers coast-to-coast.

OUTLOOK
With the continued impact of the weak housing market on many sectors of the economy and the Company’s prediction that recovery won’t begin until 2009, and based on current economic conditions, the Company is revising its annual net sales target to a range of $2.48 billion to $2.52 billion and its net earnings target to a range of $32.0 million to $35.0 million in 2007. This implies the following targets for the fourth quarter of 2007: net sales of $480.0 million to $520.0 million and net earnings of break-even to $3.0 million. By comparison, net sales and net earnings for the fourth quarter of 2006 were $499.2 million and $9.2 million, respectively. Excluding certain nonrecurring tax adjustments, net earnings were approximately $5.8 million in the fourth quarter of 2006.

These targets are based on the following assumptions:

•	Continued challenging conditions in site-built construction;

•	Manufactured housing production remains stable for the remainder of the year;

•	The Company continues to achieve market share gains in DIY/retail, industrial and site-built;

•	Weak consumer spending continues to challenge the DIY/retail market;

•	No events occur that result in asset impairment charges; and

•	The lumber market continues at present levels for the balance of the year.

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Universal Forest Products, Inc.

Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. EST on Thursday, October 18, 2007. The call will be hosted by Executive Chairman William G. Currie, President and CEO Michael B. Glenn and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (800) 901-5231 or internationally at (617) 786-2961. Use conference pass code #84571336. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a Web cast at http://www.ufpi.com. A replay of the call will be available through Sunday, November 18, 2007, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code #25356962.

Universal Forest Products markets, manufactures and engineers wood and wood-alternative products for D-I-Y/retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging for various industries. The Company also provides framing services for the site-built sector and forms for concrete construction. The Company reported sales of nearly $2.66 billion in 2006. Universal has approximately 8,000 employees who work out of approximately 100 locations in North America. For information about Universal Forest Products, visit http://www.ufpi.com or call 888-Buy-UFPI.

Please be aware that: Any statements included in this call that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by and information currently available to the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially are the following: Adverse lumber market trends, competitive activity, negative economic trends, government regulations, and weather. These risk factors and additional information are included in the Company’s reports on Form 10K and 10Q on file with the Securities and Exchange Commission.

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE NINE MONTHS ENDED
SEPTEMBER 2007/2006

	Quarter Period				Year to Date
(In thousands, except per share data)	2007		2006		2007		2006

NET SALES	$678,398	100%	$672,873	100%	$2,000,541	100%	$2,165,329	100%

COST OF GOODS SOLD	596,233	87.89	574,048	85.31	1,743,151	87.13	1,851,775	85.52

GROSS PROFIT	82,165	12.11	98,825	14.69	257,390	12.87	313,554	14.48

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	58,783	8.66	65,970	9.80	192,623	9.63	201,272	9.30

EARNINGS FROM OPERATIONS	23,382	3.45	32,855	4.88	64,767	3.24	112,282	5.19

OTHER EXPENSE (INCOME)
Interest expense	4,367	0.64	3,214	0.48	13,457	0.67	10,757	0.50
Interest income	(494)	-0.07	(875)	-0.13	(1,634)	-0.08	(1,656)	-0.08
Net (gain) loss on sale of real estate	9	0.00	—	0.00	(324)	-0.02	(63)	0.00

	3,882	0.57	2,339	0.35	11,499	0.57	9,038	0.42

EARNINGS BEFORE INCOME TAXES AND MINORITY INTEREST	19,500	2.87	30,516	4.54	53,268	2.66	103,244	4.77

INCOME TAXES	7,383	1.09	11,322	1.68	19,633	0.98	38,963	1.80

EARNINGS BEFORE MINORITY INTEREST	12,117	1.79	19,194	2.85	33,635	1.68	64,281	2.97

MINORITY INTEREST	(778)	-0.11	(1,489)	-0.22	(1,610)	-0.08	(3,396)	-0.16

NET EARNINGS	$11,339	1.67	$17,705	2.63	$32,025	1.60	$60,885	2.81

EARNINGS PER SHARE — BASIC	$0.59		$0.94		$1.68		$3.24

EARNINGS PER SHARE — DILUTED	$0.59		$0.91		$1.65		$3.14

WEIGHTED AVERAGE SHARES OUTSTANDING	19,097		18,906		19,070		18,788

WEIGHTED AVERAGE SHARES OUTSTANDING WITH COMMON STOCK EQUIVALENTS	19,361		19,394		19,419		19,368

SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2007	%	2006	%	2007	%	2006	%
Do-It-Yourself/Retail	$268,023	39%	$241,034	35%	$825,041	41%	$812,338	37%
Site-Built Construction	158,940	23%	209,015	30%	459,751	22%	653,445	29%
Industrial	156,549	22%	142,009	21%	452,442	22%	433,601	20%
Manufactured Housing	109,656	16%	92,778	14%	303,157	15%	301,241	14%

Total Gross Sales	693,168	100%	684,836	100%	2,040,391	100%	2,200,625	100%
Sales Allowances	(14,770)		(11,963)		(39,850)		(35,296)

Total Net Sales	$678,398		$672,873		$2,000,541		$2,165,329

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 2007/2006
(In thousands)

			LIABILITIES AND
ASSETS	2007	2006	SHAREHOLDERS' EQUITY	2007	2006

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$46,747	$46,184	Accounts payable	$105,938	$109,581
Accounts receivable	191,023	227,428	Accrued liabilities	85,997	106,360
Inventories	228,799	232,884
Assets held for sale	18,111		Current portion of long-term debt and capital leases	1,086	697
Other current assets	31,669	24,752

TOTAL CURRENT ASSETS	516,349	531,248	TOTAL CURRENT LIABILITIES	193,021	216,638
OTHER ASSETS	7,744	7,762	LONG-TERM DEBT AND CAPITAL LEASES, less current portion	197,435	171,009

INTANGIBLE ASSETS, NET	184,474	158,549	OTHER LIABILITIES	50,168	35,937

PROPERTY, PLANT AND EQUIPMENT, NET	283,179	232,428	SHAREHOLDERS' EQUITY	551,122	506,403

TOTAL ASSETS	$991,746	$929,987	TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$991,746	$929,987

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED
SEPTEMBER 2007/2006

(In thousands)	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$32,025	$60,885
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	29,105	25,558
Amortization of intangibles	6,402	3,953
Expense associated with share-based compensation arrangements	391	691
Expense associated with stock grant plans	160	191
Deferred income taxes	(255)	(871)
Minority interest	1,610	3,396
Gain on sale of interest in subsidiary	(140)	—
Loss (gain) on sale or impairment of property, plant and equipment	32	206
Changes in:
Accounts receivable	(30,298)	(37,947)
Inventories	34,736	23,693
Accounts payable	12,874	771
Accrued liabilities and other	(5,483)	11,326
Excess tax benefits from share-based compensation arrangements	(745)	(3,959)

NET CASH FROM OPERATING ACTIVITIES	80,414	87,893

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(26,909)	(27,600)
Acquisitions, net of cash received	(57,087)	(27,137)
Proceeds from sale of interest in subsidiary	400	—
Proceeds from sale of property, plant and equipment	3,551	506
Advances on notes receivable	(122)	(2,473)
Collection of notes receivable	151	1,612
Other, net	(6)	44

NET CASH FROM INVESTING ACTIVITIES	(80,022)	(55,048)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under revolving credit facilities	27,204	(38,725)
Repayment of long-term debt	(28,200)	(1,201)
Proceeds from issuance of common stock	3,321	5,711
Distributions to minority shareholder	(1,225)	(1,569)
Dividends paid to shareholders	(1,047)	(1,035)
Repurchase of common stock	(5,273)	—
Excess tax benefits from share-based compensation arrangements	745	3,959
Other, net	(278)	(16)

NET CASH FROM FINANCING ACTIVITIES	(4,753)	(32,876)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,361)	(31)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	51,108	46,215

CASH AND CASH EQUIVALENTS, END OF PERIOD	$46,747	$46,184